Exhibit 99.1

PRESS RELEASE	MAY 2, 2007

SAUER-DANFOSS INC. REPORTS FIRST QUARTER 2007 RESULTS

•                  Record Sales Continue, Driven by a Strong Europe

•                  Earnings and Outlook Impacted by Restructuring Costs Reflecting the Sale of the DC Electric Motor Business

•                  New Orders and Backlog Remain Strong

CHICAGO, Illinois, USA, May 2, 2007—Sauer-Danfoss Inc. (NYSE: SHS) today announced its financial results for the first quarter ended March 31, 2007.

FIRST QUARTER REVIEW

Earnings Reflect Restructuring and Other Costs

Net income for the first quarter 2007 was $15.4 million, or $0.32 per share, compared to net income of $25.6 million, or $0.54 per share for the first quarter 2006.  Earnings for 2007 were impacted by restructuring costs of $11.9 million, or $0.21 per share, compared to $5.1 million, or $0.07 per share, in the first quarter 2006, an increase of $6.8 million, or $0.14 per share.  The 2007 restructuring cost relates primarily to the sale of the DC electric motor business.  The comparison to prior year earnings was also impacted by a reduction of income tax benefits of $3.1 million, or $0.06 per share.

David Anderson, President and Chief Executive Officer, stated, “Although we achieved record sales levels for the quarter, our operational performance does not reflect any margin increases because of three significant operating issues during the quarter.  First, our Nordborg, Denmark operations were affected by work stoppages relating to contract negotiations, which have since been successfully concluded.  Second, the operating efficiency of our Odense, Denmark AC electric motor operations was negatively impacted by a major increase in demand coinciding with the consolidation of our global AC motor business into this location as part of the sale of the DC business.  These factors drove heavy overtime and excessive expediting costs.  And finally, we continued our planned investment in a major lean project involving the majority of our Nordborg plant.  Together these issues impacted first quarter 2007 earnings by $5.0 million, or $0.07 per share.”

Executive Offices: 250 Parkway Drive, Suite 270, Lincolnshire, IL 60069

             Krokamp 35, 24539 Neumünster, Germany

Anderson continued, “While our earnings for the quarter suffered, we felt it was very important to complete the sale of our DC business as quickly as possible.  This leaves us with only one more non-core product line to divest as part of our product portfolio rationalization plans announced last year.  As a result of the sale we incurred restructuring costs of $9.1 million, or $0.17 per share.  The sale, which closed in April, will generate positive cash flow.”

Record Sales Continue, Driven by Europe

Net sales for the first quarter 2007 increased 8 percent to $523.1 million, compared to net sales of $484.0 million for first quarter 2006.   Excluding the impact of currency translation rate changes, sales increased 3 percent over the prior year period.  Sales in Europe increased a strong 9 percent, were level in the Asia-Pacific region and down 1 percent in the Americas.

Excluding the impact of currency, sales in the Controls segment increased 13 percent, with a 4 percent increase in the Work Function segment, while sales in the Propel segment were down 1 percent compared with the prior year.

Anderson commented, “We continue our string of record quarter sales, driven by ongoing strength in Europe.  The decline in the U.S. region is driven by the effects of weak housing starts and high oil prices.  The impact is seen primarily in the turf care, construction and road building markets.”

Orders and Backlog Support Growth Over Prior Year

Orders received for the first quarter 2007 were $568.7 million, up 12 percent from the same period last year.  Excluding currency translation rate changes, orders were up 7 percent.

Total backlog at the end of first quarter 2007 was $668.1 million, a 28 percent increase from the end of first quarter 2006.  Excluding currency impact, backlog was up 19 percent.

Anderson stated, “Our strong orders and backlog reflect the strength in the European and Asian-Pacific markets, which are offsetting the current softness in the U.S. market.”

First Quarter Cash Flow Reflects Higher Investments for Capacity in Europe

Cash flow from operations for the first quarter 2007 was $2.1 million compared to last year’s record level of $25.4 million.  Capital expenditures for the first quarter 2007 were $24.9 million, an increase from last year’s $16.9 million.  The debt to total capital ratio, or leverage ratio, was 42 percent at the end of the first quarter 2007 compared to 39 percent at the end of the first quarter 2006.

OUTLOOK

Revised Earnings Expectation for Full Year Reflects Higher Restructuring Costs

Anderson concluded, “Our strong first quarter sales, along with a strong backlog, reconfirm our sales outlook for the full year.  We expect that our overall operational performance will remain in line with the previous earnings guidance.  The sale of the DC motor business allows us to focus on our AC business which is the preferred technology for the future.  However, the associated restructuring cost has negatively impacted our earnings; therefore, we are reducing our earnings expectation accordingly.”

Revised 2007 Expectations for the Full Year Are:

•                  Earnings per share of $1.15 to $1.30 (after deducting restructuring costs) (previous expectation $1.30 to $1.45)

•                  Restructuring costs of $0.25 to $0.29 per share (previous expectation $0.08 to $0.12)

•                  Sales up 6 to 9 percent (unchanged)

•                  Capital expenditures of approximately 7 percent of sales (unchanged)

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture, and sale of engineered hydraulic, electric and electronic systems and components, for use primarily in applications of mobile equipment.  Sauer-Danfoss, with approximately 9,000 employees worldwide and revenue of more than $1.7 billion, has sales, manufacturing, and engineering capabilities in Europe, the Americas, and the Asia-Pacific region.  The Company’s executive offices are located near

Chicago in Lincolnshire, Illinois and in Neumünster, Germany.  More details online at www.sauer-danfoss.com.

This press release contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact.  All statements regarding future performance, growth, sales and earnings projections, conditions or developments are forward-looking statements.  Words such as “anticipates,” “in the opinion,” “believes,” “intends,” “expects,” “may,” “will,” “should,” “could,” “plans,” “forecasts,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and similar expressions may be intended to identify forward-looking statements.

Actual future results may differ materially from those described in the forward-looking statements due to a variety of factors.  It is difficult to determine if past experience is a good guide to the future.  While the economy in the U.S. remains unstable due to the uncertainty surrounding continued job creation, interest rates, crude oil prices, and the U.S. government’s stance on the weaker dollar, the economic situation in Europe has been improving in recent months.  Any downturn in the Company’s business segments could adversely affect the Company’s revenues and results of operations.  Other factors affecting forward-looking statements include, but are not limited to, the following: specific economic conditions in the agriculture, construction, road building, turf care, material handling and specialty vehicle markets and the impact of such conditions on the Company’s customers in such markets; the cyclical nature of some of the Company’s businesses; the ability of the Company to win new programs and maintain existing programs with its original equipment manufacturer (OEM) customers; the highly competitive nature of the markets for the Company’s products as well as pricing pressures that may result from such competitive conditions; the continued operation and viability of the Company’s significant customers; the Company’s execution of internal performance plans; difficulties or delays in manufacturing; cost-reduction and productivity efforts; competing technologies and difficulties entering new markets, both domestic and foreign; changes in the Company’s product mix; future levels of indebtedness and capital spending; claims, including, without limitation, warranty claims, field retrofit claims, product liability claims, charges or dispute resolutions; ability of suppliers to provide materials as needed and the Company’s ability to recover any price increases for materials in product pricing; the Company’s ability to attract and retain key technical and other personnel; labor relations; the failure of customers to make timely payment; any inadequacy of the Company’s intellectual property protection or the potential for third-party claims of infringement; global economic factors, including currency exchange rates; general economic conditions, including interest rates, the rate of inflation, and commercial and consumer confidence; energy prices; governmental laws and regulations affecting  operations, including tax obligations; changes in accounting standards; worldwide political stability; the effects of terrorist activities and resulting political or economic instability; natural catastrophes; U.S. military action overseas; and the effect of acquisitions, divestitures, restructurings, product withdrawals, and other unusual events.

The Company cautions the reader that these lists of cautionary statements and risk factors may not be exhaustive.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or changes to these forward-looking statements that may be made to reflect any future events or circumstances. The foregoing risks and uncertainties are further described in Item 1A (Risk Factors) in the Company’s latest annual report on Form 10-K filed with the SEC, which should be reviewed in considering the forward-looking statements contained in this press release.

For further information please contact:
Sauer-Danfoss Inc. — Investor Relations

Kenneth D. McCuskey	Sauer-Danfoss Inc.	Phone:	(515) 239-6364
Vice President and	2800 East 13th Street	Fax:	(515) 956-5364
Chief Accounting Officer	Ames, Iowa, USA, 50010	kmccuskey@sauer-danfoss.com

John N. Langrick	Sauer-Danfoss Inc.	Phone:	+49-4321-871-190
Director of Finance Europe	Krokamp 35	Fax:	+49-4321-871-121
	24539 Neumünster, Germany	jlangrick@sauer-danfoss.com

Internet: http://www.sauer-danfoss.com

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
(Dollars in thousands except share and per share data)	March 31, 2007	March 31, 2006
Net sales	523,132	483,959
Cost of sales	398,547	367,987
Gross profit	124,585	115,972
Research and development	16,850	14,534
Selling, general and administrative	62,104	55,664
Loss on sale of business	6,230	—
Total operating expenses	85,184	70,198
Income from operations	39,401	45,774
Nonoperating expenses:
Interest expense, net	(5,356)	(4,584)
Minority interest in income of consolidated companies	(8,384)	(8,118)
Other, net	(1,112)	(1,161)
Income before income taxes	24,549	31,911
Income taxes	(9,180)	(6,337)
Net income	15,369	25,574
Net income per share:
Basic net income per common share	0.32	0.54
Diluted net income per common share	0.32	0.54
Weighted average shares outstanding
Basic	48,085	47,692
Diluted	48,269	47,796
Cash dividends per common share	0.18	0.14

BUSINESS SEGMENT INFORMATION

	Three Months Ended
	March 31,	March 31,
(Dollars in thousands)	2007	2006
Net sales
Propel	256,970	251,944
Work Function	138,373	124,939
Controls	127,789	107,076
Total	523,132	483,959
Segment Income (Loss)
Propel	45,673	40,250
Work Function	2,479	5,684
Controls	5,002	14,322
Global Services and Other Expenses, net	(14,865)	(15,643)
Total	38,289	44,613

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 31,	March 31,
(Dollars in thousands)	2007	2006
Cash flows from operating activities:
Net income	15,369	25,574
Depreciation and amortization	24,530	22,001
Minority interest in income of consolidated companies	8,384	8,118
Net change in receivables, inventories, and payables	(59,123)	(50,426)
Other, net	12,957	20,141
Net cash provided by operating activities	2,117	25,408
Cash flows from investing activities:
Purchases of property, plant and equipment	(24,876)	(16,883)
Proceeds from sales of property, plant and equipment	542	406
Net cash used in investing activities	(24,334)	(16,477)
Cash flows from financing activities:
Net borrowings on notes payable and debt instruments	36,336	6,267
Cash dividends	(7,639)	(5,700)
Distribution to minority interest partners	(2,613)	(2,028)
Net cash provided by (used in) financing activities	26,084	(1,461)
Effect of exchange rate changes	1,617	(4,445)
Net increase in cash and cash equivalents	5,484	3,025
Cash and cash equivalents at beginning of year	29,112	14,194
Cash and cash equivalents at end of period	34,596	17,219

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	Dec. 31,
(Dollars in thousands)	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	34,596	29,112
Accounts receivable, net	339,936	259,976
Inventories	274,819	272,286
Other current assets	48,122	43,931
Total current assets	697,473	605,305
Property, plant and equipment, net	510,019	503,977
Other assets	199,302	199,873
Total assets	1,406,794	1,309,155

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and bank overdrafts	41,992	46,952
Long-term debt due within one year	164,970	120,243
Accounts payable	160,392	142,234
Other accrued liabilities	147,365	128,533
Total current liabilities	514,719	437,962
Long-term debt	186,734	182,388
Long-term pension liability	82,893	80,607
Deferred income taxes	30,582	30,590
Other liabilities	58,955	58,169
Minority interest in net assets of consolidated companies	59,595	53,448
Stockholders’ equity	473,316	465,991
Total liabilities and stockholders’ equity	1,406,794	1,309,155

Number of employees at end of period	9,655	9,178
Debt to total capital ratio (1)	42%	40%

(1) The debt to total capital ratio is calculated by dividing total interest bearing debt by total capital.  Total interest bearing debt is the sum of notes payable and bank overdrafts, long-term debt due within one year, and long-term debt.  Total capital is the sum of total interest bearing debt, minority interest in net assets of consolidated companies, and stockholders’ equity.